Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) Announces Results of Operations for the
Third Quarter and First Nine Months of 2008.

Highlands Bankshares announces that operations for the third quarter of 2008 produced earnings per weighted average share outstanding (EPS) of 97 cents compared to an EPS of 79 cents for the same quarter in 2007, an increase of 22.78%. Net income for the quarter was $1,300,000 which is record quarterly net income for the Company and compares to net income of $1,133,000 for the same quarter a year ago. Return on average assets (ROAA) for the third quarter of 2008 was 1.41% as compared to ROAA of 1.20% during the third quarter of 2007. Return on average equity (ROAE) for the quarter was 13.38% compared to ROAE of 11.76% during the same quarter of last year.

Year to date net income for Highlands through September 30 was $3,759,000 or $2.69 per weighted average share outstanding (EPS). This compares to net income of $3,377,000 and EPS of $2.35 for the first nine months of 2007.

During the first nine months of 2008, the company booked net nonrecurring income items of $119,000. The impact of these nonrecurring items, net of provision for income tax, to the Company’s net income was $75,000. These non recurring items were related to gains booked on called investment securities, gains and losses on the sale of fixed assets and foreclosed real estate, and an insurance settlement.

The balance of the Company’s total assets decreased 3.38% from December 31, 2007 to September 30, 2008 and at the end of the third quarter totaled $368,073,000. The balance of shareholders’ equity at September 30, 2008 was $39,443,000.

In April of 2008 Highlands announced a share repurchase program whereby the Company would repurchase, on the open market, up to 100,000 shares of its common stock outstanding. The program was successfully completed in early July. This share repurchase has reduced the Company’s number of shares outstanding by 6.96%.

During the quarter Highlands paid dividends to its shareholders of 27 cents per share and announced, on October 14, 2008, a 27 cent per share dividend payable on November 17, 2008 to shareholders of record November 3, 2008.

Highlands Bankshares Inc. operates eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.